                                                                    EXHIBIT 99.1

Sanmina Completes Merger with Hadco

June 23, 2000 09:26

Combination Positions Sanmina as Global Leader in Printed Circuit Fabrication Technology

SAN JOSE, Calif., June 23 /PRNewswire/ -- Sanmina Corporation (Nasdaq: SANM), a leading electronics contract manufacturer, today announced that the company has completed its merger with Hadco

Corporation, a major manufacturer of advanced electronic interconnect products in North America.

As a result of the transaction, Hadco is now a wholly owned subsidiary of Sanmina and each outstanding share of Hadco Common Stock will be converted into
1.40 shares of Sanmina Common Stock.

"We are very excited about this merger as we believe it will provide us with a dynamic platform for continued rapid growth," said Jure Sola, Chairman and Chief Executive Officer of Sanmina. "The combined company offers customers a number of advantages, including cost effective new product development capabilities, increased advanced circuit fabrication technology and capacity, and the addition of a talented workforce. We look forward to working with our new colleagues."

Commenting further, Andrew E. Lietz, President and Chief Executive Officer of Hadco, said, "We are pleased this transaction has been approved and are proud that Hadco shareholders and employees will have an opportunity to share in Sanmina's significant growth opportunities in the robust electronics manufacturing services (EMS) market."

About Sanmina Corporation

Sanmina Corporation is a leading electronics contract manufacturing services company providing a full spectrum of integrated, value-added electronic manufacturing services. Services include the manufacture of complex printed circuit board assemblies, custom-designed backplane assemblies and subassemblies, multi-layered printed circuit boards, custom cable and wire harness assemblies, enclosures and the testing and assembly of electronic subsystems and systems. The company provides these services to a diversified base of leading OEMs in the communications, industrial and medical instrumentation and computer sectors of the electronics industry. Sanmina common stock trades on the Nasdaq National Market under the symbol: SANM. Information regarding Sanmina can be found on its World Wide Web page located at http://www.sanmina.com.

Safe Harbor Statement

The foregoing, including the discussion regarding the company's future prospects contains certain forward-looking statements that involve risks and uncertainties, including uncertainties associated with economic conditions in the electronics industry, particularly in the principal industry sectors served by the company, changes in customer requirements and in the volume of sales to principal customers, the ability of the company to assimilate acquired businesses and to achieve the anticipated benefits of such acquisitions, competition and technological change. The company's actual results of operations may differ significantly from those contemplated by such forward-looking statements as a result of these and other factors, including factors set forth in the company's 1999 Annual Report on Form 10-K filed with the Securities Exchange Commission on December 15, 1999 and the company's most recent quarterly 10-Q report dated May 16, 2000.



                                       2